Exhibit 5.1

250 VESEY STREET • NEW YORK, NEW YORK 10281.1047

TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

May 24, 2023

Calyxt, Inc.

2800 Mount Ridge Road

Roseville, MN 55113

Re: Registration Statement on Form S-8 Filed by Calyxt, Inc.

Ladies and Gentlemen:

We have acted as counsel for Calyxt, Inc., a Delaware corporation (the “Company”), in connection with the registration of 229,730 shares (the “Additional Shares”) of common stock, par value $0.0001 per share (“Common Stock”), and 5,500,000 shares of Common Stock representing substitute awards to be granted and issued upon the closing of the transactions contemplated by the Merger Agreement, dated January 13, 2023, by and among the Company, Calypso Merger Subsidiary, LLC, Cibus Global, LLC (“Cibus”) and certain blocker entities party thereto, as amended by the First Amendment to the Merger Agreement, dated April 14, 2023, to replace certain restricted profits interests units initially granted by Cibus (the “Substitute Shares” and together with the Additional Shares, the “Shares”), of the Company that may be issued or delivered and sold pursuant to the Calyxt, Inc. 2017 Omnibus Incentive Plan (as amended, effective May 18, 2021, the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares of the Company that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock, restricted stock unit, performance stock unit, or other applicable award will be, when issued or delivered and sold in accordance with the Plan, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and that the Company will take no action inconsistent with such resolutions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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